Exhibit 4.7

REGISTRATION RIGHTS AGREEMENT

        THIS REGISTRATION RIGHTS AGREEMENT (this “AGREEMENT”), dated as of April 30, 2007, is made by and among Elbit Vision Systems Ltd., a company organized under the laws of Israel, with headquarters located at 1 Hayasur Street, Hasharon Industrial Park, Kadima, P.O.B. 5030, Israel (the “COMPANY”), and the investors listed on the Schedule of Buyers attached hereto (each, a “BUYER” and collectively, the “BUYERS”).

WHEREAS:

        A. In connection with the Securities Purchase Agreement by and among the parties hereto of even date herewith (the “SECURITIES PURCHASE AGREEMENT”), the Company has agreed, upon the terms and subject to the conditions of the Securities Purchase Agreement, to issue and sell on the date hereof to the Buyers up to (i) nine million six hundred thousand (9,600,000) Ordinary Shares of the Company par value NIS 1.00 (the “ORDINARY SHARES”) set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers (which aggregate amount for all Buyers together shall be up to nine million six hundred thousand (9,600,000) Ordinary Shares and shall collectively be referred to herein as the “PURCHASED SHARES”); (ii) warrants, substantially in the form attached hereto as EXHIBIT A (the “WARRANTS”), to acquire that number of Ordinary Shares set forth opposite such Buyer’s name in column (4) on the Schedule of Buyers (which aggregate amount for all Buyers together shall be up to 4,800,000 Ordinary Shares) (as exercised, collectively, the “WARRANT SHARES”);

        B. To induce the Buyers to execute and deliver the Securities Purchase Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “1933 ACT”), and applicable state securities laws.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the Buyers hereby agree as follows:

        1. DEFINITIONS.

        As used in this Agreement, the following terms shall have the following meanings:

a. “BUSINESS DAY” means any day other than Saturday, Sunday or any other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

b. “INVESTOR” means a Buyer, any transferee or assignee thereof to whom a Buyer assigns its rights under this Agreement and who agrees in writing to become bound by the provisions of this Agreement and any transferee or assignee thereof to whom a transferee or assignee assigns its rights under this Agreement and who agrees in writing to become bound by the provisions of this Agreement.

c. “PERSON” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and governmental or any department or agency thereof.

d. “REGISTER,” “REGISTERED,” and “REGISTRATION” refer to a registration effected by preparing and filing one or more Registration Statements (as defined below) in compliance with the 1933 Act and pursuant to Rule 415 under the 1933 Act or any successor rule providing for offering securities on a continuous or delayed basis (“RULE 415”), and the declaration or ordering of effectiveness of such Registration Statement(s) by the United States Securities and Exchange Commission (the “SEC”).

e. “REGISTRABLE SECURITIES” means (i) the Purchased Shares, (ii) the Warrant Shares issued or issuable upon exercise of the Warrants and (iii) any shares issued or issuable with respect to the Purchased Shares, the Warrant Shares or the Warrants as a result of any share split, share dividend, recapitalization, exchange or similar event or otherwise, without regard to any limitations on exercise of the Warrants.

f. “REGISTRATION STATEMENT” means a registration statement or registration statements of the Company filed under the 1933 Act covering the Registrable Securities.

        Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Securities Purchase Agreement.

        2. REGISTRATION.

a. MANDATORY REGISTRATION. The Company shall use its best efforts to prepare and file with the SEC, by July 31, 2007 (the “FILING DEADLINE”), a Registration Statement on Form F-3, covering the resale of at least seven million two hundred and sixty thousand (7,260,000) of the Registrable Securities (the “Initial Registration Shares”) and any additional Securities which the SEC permits to be registered under the Registration Statement. In the event that Form F-3 is unavailable for such a registration, the Company shall use such other form as is available for such a registration. The Registration Statement prepared pursuant hereto shall register for resale at least all of the Initial Registration Shares. The Company shall use its best efforts to have the Registration Statement declared effective by the SEC as soon as practicable. The Company shall use its best efforts to respond, file, amend the Registration Statement, and satisfy (“RESPONSE”), as soon as practicable, any questions, comments, demands, or any other requests of the SEC, but in no event later than 30 days after the receipt of the same (or such other period agreed in writing by the Company and the holders of the majority of the Registrable Securities (the “EFFORTS DEADLINE”).

b. ALLOCATION OF REGISTRABLE SECURITIES. In the event that the SEC requires that in order for the Registration Statement to be declared effective, the number of Registrable Securities included in the Registration Statement be reduced, then first the Warrant Shares issued to the Buyers shall not be included in the Registration Statement, and then in the event that the number of Registrable Securities needs to be further reduced, the number of Registrable Securities included in any Registration Statement shall be allocated pro rata among the Investors based on the number of Registrable Securities held by each Investor at the Closing Date.

c. ADDITIONAL REGISTRATION STATEMENT. In the event that the Company is unable to register all of the Registrable Securities in the Registration Statement described in Section 2b, the Company shall file a new Registration Statement (on the short form available therefor, if applicable), so as to cover the remaining Registrable Securities (other than the Warrant Shares) as soon as practicable after the remaining Registrable Securities may be covered by a new Registration Statement. The Buyers acknowledge that in the event that the Company is unable to register all of the Registrable Securities in the Registration Statement described in Section 2b, the registration of the Warrant Shares under a subsequent Registration Statement pursuant to this Section 2c may be delayed until after the registration of up to 5,000,000 Ordinary Shares held by Elron Electronic Industries Ltd. (or any wholly owned subsidiary thereof), which number of Ordinary Shares eligible to be registered prior to the Warrant Shares shall not include (i) any Ordinary Shares issued by the Company to Elron (or any wholly owned subsidiary thereof) pursuant to any agreements entered into by the Company after the date hereof with the exception of such agreements described in Schedule 3A of the Securities Purchase Agreement) or (ii) any convertible securities issued to Elron or Ordinary Shares issued upon the exercise of such convertible securities.

d. EFFECT OF FAILURE TO FILE AND OBTAIN AND MAINTAIN EFFECTIVENESS OF REGISTRATION STATEMENT. If (i) a Registration Statement covering the Registrable Securities required to be covered thereby and required to be filed by the Company pursuant to this Agreement is (A) not filed with the SEC on or before the Filing Deadline (a “FILING FAILURE”) or (B) the Company has not filed a Response with the SEC on or before an Efforts Deadline (an “EFFORTS FAILURE”) or (ii) on any day after such Registration Statement has been declared effective by the SEC, sales of all the Registrable Securities required to be included on such Registration Statement cannot be made (other than during an Allowable Grace Period (as defined in Section 3(q)) pursuant to such Registration Statement (including, without limitation, because of a failure to keep such Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to such Registration Statement or to register sufficient ordinary shares) (a “MAINTENANCE FAILURE”), then, as relief for the damages to any holder by reason of any such delay in or reduction of its ability to sell the underlying ordinary shares (which remedy shall be exclusive of any other remedies available at law or in equity), the Company shall pay to each Investor relating to such Registration Statement: on the earlier of the last day of each 30 day period after a Filing Failure, an Efforts Failure and the initial day of a Maintenance Failure, as the case may be, or on the third Business Day after any such Filing Failure, Efforts Failure or Maintenance Failure is cured, an amount in cash equal to the product of (i) the Aggregate Purchase Price (as such term is defined in Securities Purchase Agreement) paid by such Investor multiplied by (ii) 0.01 per month (or a prorated daily amount for a period of less than a month). In the event the Company fails to make any payments pursuant to this Section 2(f) in a timely manner, such payments shall bear interest at the rate of 1.0% per month, or such lower maximum amount as is permitted by law, (prorated for partial months) until paid in full. Notwithstanding the foregoing, if a Filing Failure, an Efforts Failure, or a Maintenance Failure, results from the Company not exerting its best efforts to avoid any such failure, then the remedy set forth above shall be non-exclusive of any other remedies available at law or in equity. Notwithstanding anything herein to the contrary, the provisions of this Section 3d., shall not apply in the event that delays in registration of the Registrable Securities are the result of an SEC requirement to reduce the number of Registrable Securities which can be covered by a Registration Statement.

e. NO EARLIER REGISTRATION. The Company undertakes to the Buyers that it shall not register for resale any ordinary shares or any other securities of the Company purchased by any third parties, prior to the effective registration of all of the Registrable Securities.

f. LEGAL COUNSEL. Subject to Section 5 hereof, the Buyers holding at least a majority of the Registrable Securities shall have the right to select one legal counsel to review and oversee any registration pursuant to this Section 2 (“LEGAL COUNSEL”), which shall be Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. or such other counsel as thereafter designated by the holders of at least a majority of the Registrable Securities, the fees of whom will be paid by the Company, up to a maximum of $5,000 (including VAT).

        3. RELATED OBLIGATIONS.

        At such time as the Company is obligated to file a Registration Statement with the SEC pursuant to Section 2(a) or 2(e), the Company will use its best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company shall have the following obligations:

a. The Company shall submit to the SEC, within two (2) Business Days after the Company learns that no review of a particular Registration Statement will be made by the staff of the SEC or that the staff of the SEC has no further comments on a particular Registration Statement, as the case may be, a request for acceleration of effectiveness of such Registration Statement to a time and date not later than 96 hours after the submission of such request. The Company shall keep each Registration Statement effective pursuant to Rule 415 at all times until the earlier of (i) the date as of which the Investors may sell all of the Registrable Securities covered by such Registration Statement without restriction pursuant to Rule 144(k) (or successor thereto) promulgated under the 1933 Act or (ii) the date on which the Investors shall have sold all the Registrable Securities covered by such Registration Statement (the “REGISTRATION PERIOD”). The Company shall ensure that each Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading.

b. The Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the 1933 Act, as may be necessary to keep such Registration Statement effective at all times during the Registration Period. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 3(b) by reason of the Company filing a report under the Securities Exchange Act of 1934, as amended (the “1934 ACT”), the Company shall have incorporated such report by reference into such Registration Statement, if applicable, or shall file such amendments or supplements with the SEC on the same day on which the 1934 Act report is filed which created the requirement for the Company to amend or supplement such Registration Statement.

c. The Company shall (A) permit Legal Counsel to review and comment upon (i) a Registration Statement at least ten (10) Business Days prior to its filing with the SEC and (ii) all amendments and supplements to all Registration Statements (except for Annual Reports on Form 20-F, and Current Reports on Form 6-K and any similar or successor reports) within a reasonable number of days prior to their filing with the SEC, and (B) not file any Registration Statement or amendment or supplement thereto in a form to which Legal Counsel reasonably objects. The Company shall not submit a request for acceleration of the effectiveness of a Registration Statement or any amendment or supplement thereto without the prior approval of Legal Counsel, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall furnish to Legal Counsel, without charge, (i) copies of any correspondence from the SEC or the staff of the SEC to the Company or its representatives relating to any Registration Statement, (ii) promptly after the same is prepared and filed with the SEC, one copy of any Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, if requested by an Investor and not otherwise available on the EDGAR system, and all exhibits and (iii) upon the effectiveness of any Registration Statement, one copy of the prospectus included in such Registration Statement and all amendments and supplements thereto.

d. The Company shall furnish to Legal Counsel and each Investor whose Registrable Securities are included in any Registration Statement, without charge (i) promptly after the same is prepared and filed with the SEC, at least one copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, if requested by an Investor and not otherwise available on the EDGAR system, all exhibits and each preliminary prospectus, (ii) upon the effectiveness of any Registration Statement, at least three (3) copies, and upon request, additional copies (provided however, that the Company shall not be obligated to furnish more than fifty (50) copies in the aggregate, which number shall include the three copies furnished to each Investor) of the prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as such Investor may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus, as such Investor may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by such Investor.

e. RESERVED

f. The Company shall notify Legal Counsel and each Investor in writing of the happening of any event, as promptly as practicable after becoming aware of such event, as a result of which the prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, nonpublic information), and, subject to Section 3(q), promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission, and, if so requested, deliver ten (10) copies of such supplement or amendment to Legal Counsel and each Investor (or such other number of copies as Legal Counsel or such Investor may reasonably request). The Company shall also promptly notify Legal Counsel and each Investor in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to Legal Counsel and each Investor by facsimile on the same day of such effectiveness and by overnight mail), (ii) of any request by the SEC for amendments or supplements to a Registration Statement or related prospectus or related information, and (iii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate.

g. The Company shall use its best efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify Legal Counsel and each Investor who holds Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

h. If any Investor is required under applicable securities law to be described in the Registration Statement as an underwriter, at the reasonable request of such Investor, the Company shall furnish to such Investor, on the date of the effectiveness of the Registration Statement and thereafter from time to time on such dates as an Investor may reasonably request (i) a letter, dated on such date, from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Investors, and (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of such Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, addressed to the Investors.

i. The Company shall hold in confidence and not make any disclosure of information concerning an Investor provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, or applicable rules and regulations relating of the Principal Market (as defined in the Securities Purchase Agreement), (ii) the disclosure of such information is necessary or desirable to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. The Company agrees that it shall, upon learning that disclosure of such information concerning an Investor is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to such Investor and allow such Investor, at the Investor’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

j. The Company shall use its best efforts either to (i) cause all the Registrable Securities covered by a Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (ii) secure designation and quotation of all the Registrable Securities covered by a Registration Statement on Principal Market (as defined in the Securities Purchase Agreement), or any other United States national securities exchange on which the Company’s securities become listed. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section 3(j).

k. The Company shall cooperate with the Investors who hold Registrable Securities being offered and, to the extent applicable, facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as the Investors may reasonably request and registered in such names as the Investors may request.

l. If requested by an Investor, the Company shall (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as an Investor reasonably requests in writing to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Registration Statement if reasonably requested by an Investor holding any Registrable Securities.

m. The Company shall use its best efforts to cause the Registrable Securities covered by a Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.

n. RESERVED

o. The Company shall otherwise use its best efforts to comply with all applicable rules and regulations of the SEC in connection with any registration hereunder.

p. Within two (2) Business Days after a Registration Statement which covers Registrable Securities is ordered effective by the SEC, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to the Investors whose Registrable Securities are included in such Registration Statement) confirmation that such Registration Statement has been declared effective by the SEC in the form attached hereto as Exhibit A.

q. Notwithstanding anything to the contrary herein, at any time after the Registration Statement has been declared effective by the SEC, the Company may delay the disclosure of material non-public information concerning the Company the disclosure of which at the time is not, in the good faith opinion of the Board of Directors of the Company and its counsel, in the best interest of the Company and, in the opinion of counsel to the Company, otherwise required (a “GRACE PERIOD”); provided, that the Company shall promptly (i) notify the Investors in writing of the existence of a Grace Period in conformity with the provisions of this Section 3(q) (provided that in each notice the Company will not disclose the content of such material non-public information to the Investors) and the date on which the Grace Period will begin, and (ii) notify the Investors in writing of the date on which the Grace Period ends; and, provided further, that no Grace Period shall exceed ten (10) consecutive days and during any three hundred sixty five (365) day period such Grace Periods shall not exceed an aggregate of thirty (30) days and the first day of any Grace Period must be at least two (2) trading days after the last day of any prior Grace Period (each, an “ALLOWABLE GRACE PERIOD”). For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date the Investors receive the notice referred to in clause (i) and shall end on and include the later of the date the Investors receive the notice referred to in clause (ii) and the date referred to in such notice. The provisions of Section 3(g) hereof shall not be applicable during the period of any Allowable Grace Period. Upon expiration of the Grace Period, the Company shall again be bound by the first sentence of Section 3(f) with respect to the information giving rise thereto unless such material non-public information is no longer applicable. Notwithstanding anything to the contrary, the Company shall cause its transfer agent to deliver unlegended shares of Common Stock to a transferee of an Investor in accordance with the terms of the Securities Purchase Agreement in connection with any sale of Registrable Securities with respect to which an Investor has entered into a contract for sale, and delivered a copy of the prospectus included as part of the applicable Registration Statement, prior to the Investor’s receipt of the notice of a Grace Period and for which the Investor has not yet settled.

        4. OBLIGATIONS OF THE INVESTORS.

a. At least fourteen (14) Business Days prior to the first anticipated filing date of a Registration Statement, the Company shall notify each Investor in writing of the information the Company requires from each such Investor if such Investor elects to have any of such Investor’s Registrable Securities included in such Registration Statement. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Investor that such Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the effectiveness of the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request. All information provided to the Company by an Investor pursuant to this Section 3(a) shall be in writing, and such writing shall expressly acknowledge that the information is being provided for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto.

b. Each Investor, by such Investor’s acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any Registration Statement hereunder, unless such Investor has notified the Company in writing of such Investor’s election to exclude all of such Investor’s Registrable Securities from such Registration Statement.

c. Each Investor covenants and agrees that it will comply with the prospectus delivery requirements of the 1933 Act as applicable to it in connection with sales of Registrable Securities pursuant to a Registration Statement.

        5 EXPENSES.

The Company shall bear all expenses in connection with the registration procedures set forth in Sections 1 and 2 above, other than fees and expenses, if any, of counsel or other advisers to any Investor or underwriting discounts, brokerage fees and commissions incurred by any Investor, if any.

        6. INDEMNITIES. In the event of any registered offering of Ordinary Shares of the Company pursuant to this Agreement:

a. The Company will indemnify and hold harmless, to the fullest extent permitted by law, each Investor, the directors, officers, partners, employees, agents, representatives or and each Person, if any, who controls any Investor (each an “Indemnitee”) from and against any and all losses, damages, claims, liabilities, joint or several, costs and expenses (including any amounts paid in any settlement effected with the Company’s consent) to which an Indemnitee may become subject under applicable law, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the final prospectus, as amended or supplemented, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading, and the Company will reimburse an Indemnitee, promptly upon demand, for any reasonable legal or any other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by such Indemnitee; provided, further, that the indemnity agreement contained in this subsection 6(a) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld.

b. Each Investor will indemnify and hold harmless the Company, any underwriter for the Company, and each person, if any, who controls the Company or such underwriter, from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the selling shareholder’s consent) to which the Company or any such controlling person and/or any such underwriter may become subject under applicable law, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (i) any untrue or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and each Investor will reimburse the Company, any underwriter and each such controlling person of the Company or any underwriter, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in strict conformity with written information furnished by such Investor specifically for inclusion therein. The foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus at the time the registration statement becomes effective or in the final prospectus, such indemnity agreement shall not inure to the benefit of (i) the Company and (ii) any underwriter, if a copy of the final prospectus was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the 1933 Act; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this subsection 6(b) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of such Investor, which consent shall not be unreasonably withheld.

c. Promptly after receipt by an indemnified party pursuant to the provisions of Sections 6(a) or 6(b) of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Section 6(a) or 6(b), promptly notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder, except to the extent that the indemnifying party is prejudiced in its ability to defend such action. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 6(a) or 6(b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within fifteen (15) days after written notice of the indemnified party’s intention to employ separate counsel pursuant to the previous sentence, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

d. The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

        7. CONTRIBUTION.

        To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that: (i) no Person involved in the sale of Registrable Securities which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) in connection with such sale shall be entitled to contribution from any Person involved in such sale of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities pursuant to such Registration Statement.

        8. REPORTS UNDER THE 1934 ACT.

        With a view to making available to the Investors the benefits of Rule 144 promulgated under the 1933 Act or any other similar rule or regulation of the SEC that may at any time permit the Investors to sell securities of the Company to the public without registration (“RULE 144”), the Company agrees to:

a. make and keep public information available, as those terms are understood and defined in Rule 144;

b. file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act so long as the Company remains subject to such requirements (it being understood that nothing herein shall limit the Company’s obligations under Section 4(c) of the Securities Purchase Agreement) and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

c. furnish to each Investor so long as such Investor owns Registrable Securities, promptly upon request, (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Investors to sell such securities pursuant to Rule 144 without registration.

        9. ASSIGNMENT OF REGISTRATION RIGHTS.

        The rights under this Agreement shall be automatically assignable by the Investors to any transferee of all or any portion of such Investor’s Registrable Securities if: (i) the Investor agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment; (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee, and (b) the securities with respect to which such registration rights are being transferred or assigned; (iii) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the 1933 Act and applicable state securities laws; (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein; and (v) such transfer shall have been made in accordance with the applicable requirements of the Securities Purchase Agreement.

        10. AMENDMENT OF REGISTRATION RIGHTS.

        Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors who then hold at least seventy-five percent (75%) of the Registrable Securities. Any amendment or waiver effected in accordance with this Section 6 shall be binding upon each Investor and the Company. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Registrable Securities. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of this Agreement unless the same consideration also is offered to all of the parties to this Agreement.

        11. MISCELLANEOUS.

a. A Person is deemed to be a holder of Registrable Securities whenever such Person owns or is deemed to own of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the record owner of such Registrable Securities.

b. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Elbit Vision Systems Ltd.
1 Hayasur Street,
Hasharon Industrial Park,
Kadima, P.O. Box 60920,
Israel
Telephone: 972-9-866 1610
Fax:            972-9- 8661700

With a copy to (which shall not constitute notice):

Yigal Arnon & Co.
One Azrieli Center, Round Tower, Tel Aviv, Israel
Telephone:   +(972)-3-608-7864
Facsimile:    +(972)-3-608-7714
Attention: Adrian Daniels, Adv.

        If to an Investor, to its address and facsimile number set forth on the Schedule of Investors attached hereto, with copies to such Investor’s representatives as set forth on the Schedule of Investors, or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

c. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

d. This Rights Agreement shall be governed by and construed in accordance with the internal laws of the State of Israel, without giving effect to any statutes concerning choice or conflict of law (whether of the State of Israel or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Israel. Any controversy or claim arising out of or in connection with this agreement or any breach or alleged breach hereof shall be exclusively resolved by the competent courts of Tel Aviv, Israel, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such courts.

e. This Agreement, the Securities Purchase Agreement, the Warrants and the instruments referenced herein and therein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement, the Securities Purchase Agreement, the Warrants and the instruments referenced herein and therein supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

f. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

g. This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

h. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

i. All consents and other determinations required to be made by the Investors pursuant to this Agreement shall be made, unless otherwise specified in this Agreement, by Investors holding at least a majority of the Registrable Securities, determined as if all the Warrants then outstanding have been exercised for Registrable Securities without regard to any limitations on exercises of the Warrants.

j. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

k. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

l. This Agreement shall terminate and be of no further effect on the date on which the Investors shall have sold, or can sell publicly pursuant to Rule 144 (k) , all of the Registrable Securities, without any limitation whatsoever, including any volume limitations, and further provided, that the restrictive legend was removed of all the Registrable Securities.

        IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed as of day and year first above written.

COMPANY:

ELBIT VISION SYSTEMS LTD.

By: —————————————— Name: Title:

BUYERS:

By: —————————————— Name: —————————————— Title: ——————————————

SCHEDULE OF BUYERS

(1)	(2)	(3)	(4)	(5)
NAME	ADDRESS AND FACSIMILE NUMBER	NUMBER OF PURCHASED SHARES	NUMBER OF WARRANTS	AGGREGATE PURCHASE PRICE